Exhibit 10.1

REYNOLDS AMERICAN INC.
LONG-TERM INCENTIVE PLAN

PERFORMANCE SHARE AGREEMENT

DATE OF GRANT: AUGUST 31, 2004

W I T N E S S E T H:

     1. Grant. Pursuant to the provisions of the Reynolds American Inc. Long-Term Incentive Plan (the “Plan”), Reynolds American Inc. (the “Company”) on the date set forth above has granted to

“FirstName” “LastName” (the “Grantee”),

subject to the terms and conditions which follow and the terms and conditions of the Plan, a grant of

“Number” Performance Shares.

A copy of the Plan is attached and made a part of this Agreement with the same effect as if set forth in the Agreement itself. All capitalized terms used below shall have the meaning set forth in the Plan, unless otherwise defined in this Agreement.

     2. Valuation of Performance Shares. Each Performance Share shall be equal in value to one share of Common Stock.

     3. Vesting. (a) The Performance Shares shall vest on the following dates in accordance with the following vesting schedule:

(i)	34% on August 31, 2005;
(ii)	33% on August 31, 2006; and
(iii)	33% on August 31, 2007.

For the Performance Shares to vest on each such vesting date, the Company must have paid to its shareholders a dividend of at least $.95 per share in each fiscal quarter during the period commencing on the Date of Grant and ending on such vesting date (the “Threshold Requirement”), unless the Company’s Board of Directors specifically approves the noncancellation of the Performance Shares upon the declaration of a quarterly dividend of less than $.95 per share. In the event the Company fails to pay its shareholders a dividend of at least $.95 per share in any fiscal quarter during the period from the Date of Grant and ending on August 31, 2007, and the Company’s Board of Directors does not approve the noncancellation of the Performance Shares, the Performance Shares that have not yet vested shall be cancelled.

     (b) Notwithstanding anything in Section 3(a) of this Agreement to the contrary, in the event of (i) the Grantee’s death, (ii) the Grantee’s Permanent Disability (as such term is defined in the Company’s Long-Term Disability Plan), or (iii) a Change of Control, 100% of the Performance Shares not previously vested or cancelled due to the Company’s failure to meet the Threshold Requirement, shall vest.

     (c) Notwithstanding anything in Section 3(a) of this Agreement to the contrary, in the event of (i) the Grantee’s involuntary Termination of Employment without Cause (as such terms are defined in Section 4 of this Agreement), or (ii) the Grantee’s Retirement (as such term is defined below), the number of Performance Shares that will vest, if not previously cancelled due to the Company’s failure to meet the Threshold Requirement, shall be equal to (x) the product of (A) the original number of Performance Shares granted to the Grantee under this Agreement and (B) a fraction, the numerator of which shall be the number of whole or partial months between August 31, 2004 and the date of the Grantee’s Termination of Employment, and the denominator of which shall be 36, minus (y) the number of Performance Shares previously vested. For purposes of this Agreement, the term “Retirement” shall mean an employee’s voluntary Termination of Employment on or after his or her 65th birthday, or on or after his or her 55th birthday with 10 or more years of service with the Company or a subsidiary of the Company.

     (d) Notwithstanding anything in Section 3(a) of this Agreement to the contrary, in the event of the Grantee’s voluntary Termination of Employment (other than at Retirement) or Termination of Employment for Cause (as such terms are defined in Section 4 of this Agreement), the Performance Shares that have not yet vested shall be cancelled.

     4. Termination of Employment. (a) For purposes of this Agreement, the term “Termination of Employment” shall mean termination from active employment with the Company or a subsidiary of the Company; it does not mean the termination of pay and benefits at the end of a period of salary continuation (or other form of severance pay or pay in lieu of salary).

     (b) For purposes of this Agreement, if the Grantee has an employment or severance agreement, employment shall be deemed to have been terminated for “Cause” only as such term is defined in the employment or severance agreement. For purposes of this Agreement, if the Grantee does not have an employment or severance agreement that defines the term “Cause,” the Grantee’s employment shall be deemed to have been terminated for “Cause” if the Termination of Employment results from the Grantee’s: (i) criminal conduct; (ii) deliberate and continual refusal to perform employment duties on substantially a full time basis; (iii) deliberate and continual refusal to act in accordance with any specific lawful instructions of an authorized officer or employee more senior than the Grantee; or (iv) deliberate misconduct which could be materially damaging to the Company or any of its business operations without a reasonable good faith belief by the Grantee that such conduct was in the best interests of the Company. A Termination of Employment shall not be deemed for Cause hereunder unless the senior human resources executive of the Company shall confirm that any such Termination of Employment is for Cause. Any voluntary Termination of Employment by the Grantee in anticipation of an involuntary Termination of Employment for Cause shall be deemed to be a Termination of Employment for Cause.

     5. Dividends. As of the date any dividend is paid to shareholders of Common Stock, the Grantee shall be paid an amount equal to the product of (a) the number of Performance Shares held by the Grantee that have not yet vested or been cancelled pursuant to Section 3 of this Agreement, and (b) the dividend per share of Common Stock paid to shareholders of Common Stock on such date. In the case of dividends paid in property, the dividend shall be deemed to be the fair market value of the property at the time of distribution of the dividend, as determined by the Committee.

     6. Payment. (a) Payment of Performance Shares shall be made only in cash as soon as practicable following the date of vesting. The amount of payment shall be determined by multiplying (i) the number of vesting Performance Shares by (ii) the Fair Market Value at which the Common Stock is traded at the close of business on the vesting date.

     (b) In the event of the death of a Grantee, any payment to which such Grantee is entitled under the Plan shall be made to the beneficiary designated by the Grantee to receive the proceeds of any noncontributory group life insurance coverage provided for the Grantee by the Company or a subsidiary of the Company (“Group Life Insurance Coverage”). If the Grantee has not designated such beneficiary, or desires to designate a different beneficiary, the Grantee may file with the Company a written designation of a beneficiary under the Plan, which designation may be changed or revoked only by the Grantee, in writing. If no designation of beneficiary has been made by a Grantee under the Group Life Insurance Coverage or filed with the Company under the Plan, distribution upon such Grantee’s death shall be made in accordance with the provisions of the Group Life Insurance Coverage. If a Grantee is no longer an employee of the Company at the time of death, no longer has any Group Life Insurance Coverage and has not filed a designation of beneficiary with the Company under the Plan, distribution upon such Grantee’s death shall be made to the Grantee’s estate.

     7. Transferability. Other than as specifically provided in this Agreement with regard to the death of the Grantee, this Agreement and any benefit provided or accruing hereunder shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, or change; and any attempt to do so shall be void. No such benefit shall, prior to receipt thereof by the Grantee, be in any manner liable for or subject to the debts, contracts, liabilities, engagements or torts of the Grantee.

     8. No Right to Employment. Neither the execution and delivery of this Agreement nor the granting of the Performance Shares evidenced by this Agreement shall constitute any agreement or understanding, express or implied, on the part of the Company or its subsidiaries to employ the Grantee for any specific period or in any specific capacity or shall prevent the Company or its subsidiaries from terminating the Grantee’s employment at any time with or without Cause.

     9. Adjustments in Performance Shares. In the event that the outstanding shares of the Common Stock subject to the Grant are, from time to time, changed into or exchanged for a different number or kind of shares of the Company or other securities by reason of a merger, consolidation, recapitalization, reclassification, stock split, stock dividend, spinoff combination of shares or otherwise, the Committee shall make an appropriate and equitable adjustment in the number and kind of shares or other consideration as to which the Grant shall be equivalent. Any adjustment made by the Committee shall be final and binding upon the Grantee, the Company and all other interested persons.

     10. Application of Laws. The Grant and the obligations of the Company hereunder shall be subject to all applicable laws, rules and regulations and to such approvals of any governmental agencies as may be required.

     11. Taxes. Any taxes required by federal, state or local laws to be withheld by the Company on the grant or payment of Performance Shares shall be paid to the Company by the Grantee by the time such taxes are required to be paid or deposited by the Company. The Grantee hereby authorizes the necessary withholding by the Company to satisfy such tax withholding obligations prior to delivery of the payment of the Performance Shares.

     12. Notices. Any notices required to be given hereunder to the Company shall be addressed to The Secretary, Reynolds American Inc., Post Office Box 2990, Winston-Salem, NC 27102-2990, and any notice required to be given hereunder to the Grantee shall be sent to the Grantee’s address as shown on the records of the Company.

     13. Administration and Interpretation. In consideration of the grant of Performance Shares hereunder, the Grantee specifically agrees that the Compensation Committee shall have the exclusive power to interpret the Plan and this Agreement and to adopt such rules for the administration, interpretation and application of the Plan and this Agreement as are consistent therewith and to interpret or revoke any such rules. All actions taken and all interpretation and determinations made by the Compensation Committee shall be final, conclusive and binding upon the Grantee, the Company and all other interested persons. No member of the Compensation Committee shall be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or this Agreement. The Compensation Committee may delegate its interpretive authority to an officer or officers of the Company.

     14. Amendment. The Board of Directors may amend the Plan and the Compensation Committee may amend this Agreement at any time and in any way, except that any amendment of the Plan or this Agreement that would impair the Grantee’s rights under this Agreement may not be made without the Grantee’s written consent.

     15. Obligations of Grantee. (a) In consideration of the grant of Performance Shares hereunder, the Grantee, both while actively employed and in the event of Grantee’s Termination of Employment for any reason, specifically agrees that within the term of this Grant or within one year following the payment of any amounts pursuant to the Grant, if later: (i) the Grantee will personally provide reasonable assistance and cooperation to the Company in activities related to the prosecution or defense of any pending or future lawsuits or claims involving the Company; (ii) the Grantee will promptly notify the Company upon receipt of any requests from anyone other than an employee or agent of the Company for information regarding the Company, or if the Grantee becomes aware of any potential claim or proposed litigation against the

Company; (iii) the Grantee will refrain from providing any information related to any claim or potential litigation against the Company to any non-Company representatives without either the Company’s written permission or being required to provide information pursuant to legal process; (iv) the Grantee will not disclose or misuse any confidential information or material concerning the Company; and (v) the Grantee will not engage in any activity contrary or harmful to the interests of the Company. In further consideration of the grant of Performance Shares hereunder, the Grantee specifically agrees that if required by law to provide sworn testimony regarding any Company-related matter: the Grantee will consult with and have Company designated legal counsel present for such testimony (the Company will be responsible for the costs of such designated counsel); the Grantee will confine his or her testimony to items about which the Grantee has knowledge rather than speculation, unless otherwise directed by legal process; and the Grantee will cooperate with the Company’s attorneys to assist their efforts, especially on matters the Grantee has been privy to, holding all privileged attorney-client matters in strictest confidence.

     (b) If the Company reasonably determines that the Grantee has materially violated any of the Grantee’s obligations under this Agreement, then this Grant shall terminate, effective the date on which such violation began (unless otherwise terminated sooner), and the Company may demand the return of any amount paid to the Grantee hereunder, and the Grantee hereby agrees to return such amounts upon such demand. If after such demand the Grantee fails to return such amounts, the Grantee acknowledges that the Company has the right to deduct from any amounts the Company owes to the Grantee (including, but not limited to, wages or other compensation), or to commence judicial proceedings against the Grantee, to recover such amounts and any and all of its attorney’s fees and costs.

     16. GOVERNING LAW. THE LAWS OF THE STATE OF NORTH CAROLINA SHALL GOVERN THE INTERPRETATION, VALIDITY AND PERFORMANCE OF THE TERMS OF THIS AGREEMENT, REGARDLESS OF THE LAW THAT MIGHT BE APPLIED UNDER PRINCIPLES OF CONFLICTS OF LAWS.

     IN WITNESS WHEREOF, the Company, by its duly authorized officer, and the Grantee have executed this Agreement as of the Date of Grant first above written.

REYNOLDS AMERICAN INC.

By:

Authorized Signatory

Grantee

Grantee’s Taxpayer Identification Number:

Grantee’s Home Address:

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